Exhibit 10.1

Employment Offer Letter, dated as of July 10, 2017, between AXT, Inc. and Wilson Lin

 4281 Technology Drive    Fremont, CA 94538   Ph: 510-438-4700www.axt.com

July 10, 2017

Dr. Wilson Lin

7123 Linden Terrace

Carlsbad, California, 92011

Dear Wilson,

We are very excited to have you join the AXT team and we look forward to working with you.  This letter confirms our offer of employment with AXT, Inc. (“AXT”).

1.	Employment and Duties

You will be employed by AXT as its Chief Operating Officer, reporting to AXT’s Chief Executive Officer (“CEO”), Dr. Morris Young.  Your duties and responsibilities will be assigned to you from the CEO.  These responsibilities and duties may change over time.  Your principal place of employment will be Carlsbad, California but you will be expected to spend approximately 70% of your working time traveling, primarily to be at Tongmei.

2.	Start Date

If you accept this offer, you will assume your new position on a date mutually agreeable between you and AXT, but in any event not later than September 1, 2017 (the date you actually commence employment with AXT, the “Start Date”).

3.	Base Salary

In consideration of your services to AXT, you will receive a starting base salary equal to twenty-five thousand dollars ($25,000.00) per month ($300,000 per year on an annualized basis) (“Base Salary”), which will be payable in accordance with AXT’s normal payroll practices subject to applicable withholdings, and subject to adjustment by AXT’s Board of Directors (the “Board”) from time to time.  AXT currently processes payroll every two weeks.

4.	Salary Premium

While you are employed with AXT and the majority of your duties and responsibilities are China‑based (“Assignment Period”) during the period beginning on the date you start employment with AXT (the “Start Date”) through the one (1) year anniversary of your Start Date (the “Initial Assignment Period”), AXT will provide a salary premium of ten percent (10%) of your Base Salary (the “Salary Premium”), which will be payable in accordance with AXT’s normal payroll practices and subject to applicable withholdings.  To the extent that the Assignment Period continues after expiration of such Initial Assignment Period, AXT will determine, in good faith in its sole discretion, any continuation thereafter of the Salary Premium.  Any Salary Premium will be subject to the terms and conditions of AXT’s expatriate policy as may be in effect from time to time.

5.	Per Diem

During the Initial Assignment Period, you will be eligible to receive a per diem benefit of fifty dollars ($50) per day, payable on a monthly basis and subject to the terms and conditions of AXT’s Expatriate Policy as may be in effect from time to time.    This allowance is intended to be used by you to pay the rent on your apartment in China, for food and

Exhibit 10.1

Employment Offer Letter, dated as of July 10, 2017, between AXT, Inc. and Wilson Lin general other costs and expenses incurred because you are living in China.  The amount will be paid to you monthly by Tongmei.  During the Initial Assignment Period, this will total $18,250 ($50 times 365 days).  To the extent that the Assignment Period continues after expiration of the Initial Assignment Period, AXT will determine, in good faith in its sole discretion, any continuation thereafter of the Per Diem Benefit.

6.	Equity Award

Subject to our Board’s approval,  you will be granted a restricted stock award covering 120,000 shares of AXT’s common stock (the “RSA”) pursuant to the terms of AXT’s 2015 Equity Incentive Plan and the RSA award agreement thereunder (the “Award Documents”), the terms of which shall supersede any inconsistent term of this letter.  Shares subject to this grant shall be scheduled to vest over a four (4) year period according to the following schedule:  Twenty-five percent (25%) of the Award will be scheduled to vest on each of the one, two, three and four year anniversaries of the vesting commencement date, subject to your continued employment with AXT through such applicable vesting period.  Additional grants may be made based on performance at AXT’s discretion.

7.	Sign‑on Bonus

Within thirty (30) days following your Start Date, AXT will pay to you a sign‑on bonus in a lump sum cash amount equal to $40,000, less applicable withholdings, and provided that you are employed with AXT on the date such payment is made.    If on or prior to the one-year anniversary of your Start Date either you voluntarily terminate your employment with AXT for any reason or AXT terminates your employment with AXT for Cause (as defined below), you must repay to AXT within thirty (30) days of your termination of employment the gross amount of the sign-on bonus.

8.	Annual Bonus Eligibility

You will be eligible to participate in bonus plans as approved for your position by AXT.  For AXT’s fiscal year 2017, your annual target bonus opportunity will be fifty percent (50%)  of your Base Salary (excluding any Salary Premium), which will be prorated based on the number of days that you are employed with AXT during the year.  AXT bonuses are linked to AXT’s financial performance and other performance metrics.  Bonuses typically are considered on a quarterly basis, but ultimately are determined by the Board or its Compensation Committee, in their respective discretion.

9.	Tax Equalization

In the event that you become liable for income taxes in China as a result of your employment with AXT during the Assignment Period, AXT will provide tax equalization for your tax years covering the Assignment Period so that your aggregate tax liability equals the amount of your US taxes disregarding any China taxes.

10.	Business Travel

You will be required to travel to our Tongmei facility in China to fulfill your job duties and to customer sites in Asia, Europe, North America and elsewhere.  You will be entitled to reimbursement by AXT for such customary, ordinary, and usual business expenses.

11.	Home Trip

You are eligible to receive up to twelve (12), round‑trip airplane tickets paid by AXT for travel for yourself between China and your California residence each year during the Assignment Period.  A maximum of three (3) of such round‑trip tickets per year may be used by members of your immediately family.  (The cost of family member trips are considered taxable income to you.)  These benefits are contingent on your continuing to remain an employee with AXT through the completion of each such trip.

12.	Other Benefits

Exhibit 10.1

Employment Offer Letter, dated as of July 10, 2017, between AXT, Inc. and Wilson Lin

You will be eligible for health insurance on the first day of the first complete month of your employment.  You will be eligible for our 401(k) plan after ninety (90)  days from your Start Date.  You will be eligible for four (4) weeks of vacation per year, subject to AXT’s vacation policy (including any limitations on accrual) as may be in effect and amended from time to time.  Eligibility for additional benefits will commence on your Start Date unless there is a restriction within that benefit. AXT reserves the right to modify or terminate its benefit plans and programs it offers to its employees at any time and from time to time as it deems necessary or appropriate.

13.	Involuntary Termination

In the event that your employment with AXT is terminated by AXT without Cause (as defined in Appendix A attached to this letter) and not as a result of your death or Disability (as defined in Appendix A attached to this letter), then subject to your entering into and not revoking a standard separation agreement and release of claims in favor of AXT as described further in Appendix A attached hereto (“Release”), you will receive the following benefits:  (a) a lump sum cash payment equal to twelve (12) months of your Base Salary (excluding any Salary Premium) in effect on the date of termination of your employment with AXT (“Salary Severance”), and (b) provided that you timely elect to continue coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for yourself and any of your eligible dependents under AXT’s group health insurance plans following the termination of your employment with AXT, then AXT will pay the COBRA premiums necessary to continue your group health insurance coverage for yourself and your eligible dependents as in effect immediately prior to such termination of your employment until the earliest of (x) twelve (12) months following the termination of your employment with AXT (the “Payment Period”), (y) the expiration of your eligibility for continuation coverage under COBRA, or (z) the date when you become eligible for health insurance coverage in connection with other employment, if any (the “COBRA Benefit”).  Notwithstanding the foregoing under this Section, if AXT determines in its sole discretion that it cannot provide the COBRA Benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act and ERISA), then in lieu thereof, AXT will provide to you a taxable lump sum payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue the group health coverage in effect on the date of termination of your employment with AXT (which amount will be based on the premium for the first month of COBRA coverage) for the Payment Period, which payment will be made regardless of whether you (and/or any eligible dependents) elects COBRA continuation coverage.  For the avoidance of doubt, any taxable payments described in this Section may be used for any purpose, including, but not limited to, COBRA continuation coverage, and will be subject to all applicable withholdings.

In the event that your employment with AXT is terminated by AXT without Cause and such termination occurs upon or within twelve (12) months following a Change in Control, as such term is defined in AXT’s 2015 Equity Incentive Plan, then subject to your entering into and not revoking the Release, and in addition to the Salary Severance and COBRA Benefit described in the immediately preceding paragraph, any unvested and outstanding portion of your then outstanding equity awards  will accelerate vesting in full.

14.	Withholdings

AXT will withhold from any payments or benefits under this letter any applicable U.S. federal, state and local and non‑U.S. taxes required to be withheld and any other required payroll deductions.

15.	Additional Conditions

Additional terms and conditions applicable to this letter are set forth in the Appendix A attached hereto, which is incorporated herein by reference and made a part of this letter.

16.	Outside Activities

While employed by AXT, and unless otherwise agreed in writing, you agree that you will not undertake any other form of employment or other activity that may negatively affect the performance of your duties as an employee of AXT.  Further, you agree that you will not directly or indirectly engage or assist any person or third party in engaging in any business competitive with the business of AXT or any subsidiary or affiliate of AXT.

17.	Your Part in Corporate Governance

Exhibit 10.1

Employment Offer Letter, dated as of July 10, 2017, between AXT, Inc. and Wilson Lin

You will be required to sign AXT’s Proprietary Information and Inventions Agreement which, among other matters, acknowledges that you received, read and agree to diligently adhere to and support AXT’s policies including AXT’s:

➢ Code of Business Conduct and Ethics
➢ Insider Trading Policy
➢ Related Party Transactions
➢ International Bribery known as the Foreign Corrupt Practices Act
➢ Employee Handbook

18.	Protected Activity

You understand that nothing in this letter or the Proprietary Information and Inventions Agreement shall in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity.  For purposes of this letter and the Proprietary Information and Inventions Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”).  You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, AXT. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute AXT confidential information under the Proprietary Information and Inventions Agreement (or any other non‑disclosure agreement) to any parties other than the relevant Government Agencies. You further understand that “Protected Activity” does not include the disclosure of any AXT attorney-client privileged communications, and that any such disclosure without AXT’s written consent shall constitute a material breach of this letter and the Proprietary Information and Inventions Agreement.  In addition, pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

19.	Termination of Employment

You understand and agree that employment with AXT is for no specific period of time.  Your employment with AXT is “at will,” meaning that either you or AXT may terminate your employment at any time and for any reason, with or without cause.  No person at AXT has the authority to modify or change the at will nature of your employment except AXT’s CEO and any such modification or change must be in writing, signed by the CEO.

AXT’s total liability to you in the event of termination of your employment is limited to the payment of your salary and other earned compensation through the effective date of termination including accrued vacation and any valid expense reports outstanding and if applicable, any severance payments and benefits payable under Section 13 above, subject to the terms and conditions set forth herein.

20.	Governing Law and Arbitration

Your rights and obligations as an employee of AXT will be governed by the laws of the State of California without regard to the conflict-of-law provisions thereof.  Any unresolved dispute, claim, or controversy arising out of or related to your employment with AXT or the termination of that employment shall be resolved exclusively through final and binding arbitration.  The location of the arbitration shall be Alameda County or San Francisco, California.

Exhibit 10.1

Employment Offer Letter, dated as of July 10, 2017, between AXT, Inc. and Wilson Lin

21.	Miscellaneous

This letter (including, for the avoidance of doubt, Appendix A attached hereto), together with the Proprietary Information and Inventions Agreement as well as the Award Documents, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any of the provisions of this letter will be binding unless in writing and signed by duly authorized representatives of the parties hereto.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this letter will continue in full force and effect without said provision.  Headings in this letter are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

Wilson, we are very pleased to make this offer to you and look forward to you joining the AXT team.  This offer expires on July 24, 2017, at 5:00 pm.  Please sign the enclosed copy of this letter and return it to me as soon as possible.

Very truly yours,

/s/ MORRIS S. YOUNG

Dr. Morris Young

Chief Executive Officer

Offer Accepted:
Signature	/s/ WILSON LIN	July 14, 2017
Printed Name	Dr. Wilson Lin	Date
Intended Start Date: 09/01/2017____________________

APPENDIX A

ADDITIONAL PROVISIONS

A.	Definitions

(1) “Cause.”  For purposes of the letter to which this Appendix A is attached (the “Letter”), “Cause” means (i) any act of personal dishonesty taken by you in connection with your duties and responsibilities as an employee and intended to result in your substantial personal enrichment, (ii) the conviction of a felony which the Board reasonably believes had or will have a material detrimental effect on the Company's reputation or business, (iii) a willful act by you that constitutes gross misconduct and which results in material harm to AXT’s reputation or business, and (iv) continued violations by you of your obligations which are demonstrably willful and deliberate on your part after there has been delivered to you a written demand for performance from AXT that describes the basis for AXT’s belief that you have not substantially performed your duties.

Exhibit 10.1

Employment Offer Letter, dated as of July 10, 2017, between AXT, Inc. and Wilson Lin

(2) “Disability.” For purposes of the Letter, “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

B.	Separation and Release of Claims Agreement

The receipt of any severance payments and benefits under the Letter (“Severance Benefits”) is subject to your timely signing and not revoking the Release, which must become effective and irrevocable no later than the sixtieth (60th) day following the termination of your employment (the “Release Deadline Date”).  If the Release does not become effective and irrevocable by the Release Deadline Date, you will forfeit any right to the Severance Benefits.  In no event will Severance Benefits be paid or provided, or in the case of any installments, begin until the Release actually becomes effective and irrevocable.  If the Release becomes effective and irrevocable by the Release Deadline Date, then subject to Sections C and D below, the Severance Benefits will be paid, or in the case of installments, will begin, on the first normally scheduled payroll date of AXT immediately after the date that the Release becomes effective and irrevocable, provided that if the Release Deadline Date occurs in the calendar year following the calendar year in which the termination of your employment occurs, then the Severance Benefits will be paid, or in the case of installments, will begin, on the later of (1) the first normally scheduled payroll date of AXT occurring immediately after the date on which the Release becomes effective and irrevocable, or (2) the first normally scheduled payroll date of AXT occurring immediately after the calendar year in which the termination of your employment occurred (such payment date, the “Severance Start Date”), but in no event later than March 15th of the calendar year following the calendar year in which the termination of your employment occurs, and any Severance Benefits otherwise payable to you during the period immediately following the termination of your employment with AXT through the Severance Start Date will be paid in a lump sum to you on the Severance Start Date, with any remaining payments to be made as provided in the Letter (or this Appendix A, as applicable).

C.	Limitations on Payments

(1) Best Results.  In the event that the payments and benefits provided for in the Letter or other payments and benefits payable or provided to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section C, would be subject to the excise tax imposed by Section 4999 of the Code, then your payments and benefits under the Letter or other payments or benefits (the “280G Amounts”) will be either: (1) delivered in full; or (2) delivered as to such lesser extent that would result in no portion of the 280G Amounts being subject to the excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999 of the Code.

Exhibit 10.1

Employment Offer Letter, dated as of July 10, 2017, between AXT, Inc. and Wilson Lin

(2) Reduction Order.  In the event that a reduction of 280G Amounts is made in accordance with Section C, the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G of the Code, in the following order:

(a) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced);

(b) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first);

(c) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and

(d) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).

In no event will you have any discretion with respect to the ordering of payment reductions.

(3) Firm.  Unless AXT and you otherwise agree in writing, any determination required under this Section C will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by AXT, whose determination will be conclusive and binding upon you and AXT for all purposes.  For purposes of making the calculations required by this Section C, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  AXT and you will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section C.  AXT will bear the costs and make all payments for the Firm’s services in connection with any calculations contemplated by this Section C.

D.	Section 409A

(1) Notwithstanding anything to the contrary in the Letter or this Appendix A, no Severance Benefits to be paid or provided to you, if any, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A.  Similarly, no Severance Benefits payable to you, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A‑1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.

Exhibit 10.1

Employment Offer Letter, dated as of July 10, 2017, between AXT, Inc. and Wilson Lin

(2) It is intended that none of the Severance Benefits will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in subsection (4) below or resulting from an involuntary separation from service as described in subsection (5) below.  In no event will you have discretion to determine the taxable year of payment of any Deferred Payment.

(3) Notwithstanding anything to the contrary in the Letter or this Appendix A, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following your separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, in the event of your death following your separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under the Letter and this Appendix A is intended to constitute a separate payment under Section 1.409A‑2(b)(2) of the Treasury Regulations.

(4) Any amount paid under the Letter or this Appendix A that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of subsection (1) above.

(5) Any amount paid under the Letter or this Appendix A that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A‑1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of subsection (1) above.

(6) Any reimbursement or in‑kind benefit not otherwise exempt from Section 409A will be subject to the following requirements:  (a) the amount of expenses eligible for reimbursement or in‑kind benefits provided during one year will not affect the expenses eligible for reimbursement or in‑kind benefits provided during any other year; (b) the reimbursement of an eligible expense is made on or before the last day of the year following the year in which the expense is incurred; and (c) the right to reimbursement or in‑kind benefits is not subject to liquidation or exchange for another benefit.

(7) The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt.  For purposes of the Letter and this Appendix A,  to the extent required to be exempt from or comply with Section 409A, references to the “termination of your employment” or similar phrases will be references to your “separation from service” within the meaning of

Exhibit 10.1

Employment Offer Letter, dated as of July 10, 2017, between AXT, Inc. and Wilson Lin

Section 409A.  AXT and you agree to work together in good faith to consider amendments to the Letter and this Appendix A and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to you under Section 409A.  In no event will AXT reimburse you for any taxes imposed or other costs incurred as result of Section 409A.

(8) For purposes of the Letter, “Section 409A Limit” will mean two (2) times the lesser of: (a) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation Section 1.409A‑1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (b) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

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